Exhibit 23.2

Our ref     RDS/784775-000001/28791314v1
GigaCloud Technology Inc
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
March 27, 2024
Dear Sir or Madam
GigaCloud Technology Inc
We have acted as legal advisers as to the laws of the Cayman Islands to GigaCloud Technology Inc, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 10-K for the year ended 31 December 2023 (the “Annual Report”).
We hereby consent to the reference to our firm under the heading “Item 5. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File Nos. 333- 267602 and 333-272969 that was filed on 26 September 2022 and 28 June 2023, pertaining to the Company’s 2008 Share Incentive Plan and 2017 Share Incentive Plan.
We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.
Yours faithfully
/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP